UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: November 19, 2015

(Date of earliest event reported)

H.B. FULLER COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-09225

Minnesota	41-0268370
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1200 Willow Lake Boulevard

P.O. Box 64683

St. Paul, MN 55164-0683

(Address of principal executive offices, including zip code)

(651) 236-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit Or Disposal Activities.

On November 19, 2015, H.B. Fuller Company (the “Company”) approved a termination and exit plan (the “Plan”) related to organizational restructuring projects in the Company’s EIMEA segment. In implementing the Plan, the Company currently expects to incur exit costs of approximately $7.6 million ($7.0 million after-tax) which includes (i) after-tax cash expenditures of approximately $4.3 million for severance and related employee costs, (ii) after-tax expenditures of approximately $.05 million related to the optimization of production facilities, and (iii) non-cash charges (after-tax) of approximately $2.2 million related to accelerated depreciation of long-lived assets. The Plan will be implemented beginning in the fourth quarter of the current fiscal year and is currently expected to be completed by the end of fiscal 2016. The exit costs will be spread across the next several quarters as the measures are implemented with approximately $2.9 million of the after-tax costs occurring in the fourth quarter of fiscal 2015 and approximately $4.1 million of after-tax costs occurring in fiscal 2016.

The exit costs associated with the Plan will be adjusted out of the Company’s earnings per share for fiscal year 2015, therefore, the Company’s previously announced adjusted diluted earnings per share guidance for fiscal year 2015 will not be impacted by these costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

Date: November 20, 2015